Exhibit 10.1
AMENDED EMPLOYMENT AGREEMENT
This AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Avangrid Management Company, LLC, a Delaware limited liability company (the “Company”) and wholly-owned subsidiary of Avangrid, Inc., and R. Scott Mahoney (the “Executive”) as of July 13, 2021.
WHEREAS, Energy East Management Corporation, a Delaware corporation (“EEMC”), previously entered into an Employment Agreement with the Executive, dated and effective as of on or about March 1, 2008 (“Prior Employment Agreement”) relating to his role as Deputy General Counsel for EEMC;
WHEREAS, in or around 2008, EEMC was acquired by Iberdrola, S.A., which changed its name to Iberdrola USA, and, which, in or around 2015, merged with UIL Holdings Corporation to form Avangrid, Inc.;
WHEREAS, the Executive was appointed Senior Vice President, General Counsel & Corporate Secretary of Avangrid, Inc., a New York corporation, as of on or about December 27, 2015;
WHEREAS, the Company desires to continue to employ the Executive as Senior Vice President, General Counsel & Corporate Secretary of Avangrid, Inc., and the Executive desires to be so employed by the Company, and the parties hereto wish to amend and restate the terms of the Prior Employment Agreement and desire to be bound by the terms of this Agreement, which shall supersede and replace all prior oral or written employment agreements, including, but not limited to the Prior Employment Agreement and the Employee Invention and Confidentiality Agreement that Executive entered into with EEMC on or about June 20, 2002 (“Invention Agreement”);
NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties contained herein, and the services to be rendered to the Company pursuant hereto, the parties hereby agree as follows:
1.Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.
2.Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, until Executive’s employment is terminated in accordance with the terms of this Agreement (the “Term”).
3.Term of Agreement. The Term will commence on the date hereof and continue until the Date of Termination (as defined below).
4.Position and Duties. The Executive shall serve as Senior Vice President, General Counsel & Corporate Secretary and such other positions as may be assigned from time to time by the Company, and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Company. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that

Executive may serve on the boards of directors or trustees of other companies and organizations, provided in each case that such activities do not unreasonably interfere with the performance of his duties hereunder and are consistent with the Company’s Corporate Governance Guidelines. Executive shall be based in the Company’s offices in Orange, Connecticut. The Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations.
5.Compensation and Related Matters.
5.1. Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) during the period of the Executive’s employment hereunder, which shall be Five Hundred Seventeen Thousand Dollars ($517,000.00) per annum. The Base Salary shall be paid in accordance with the Company’s standard payroll practices. The Base Salary shall be reviewed for possible increase on an annual basis and shall not be decreased during the Term.
Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder.
5.2. Annual Bonus. During the Term, Executive shall be eligible to participate in the Company’s Executive Variable Pay plan (the “EVP”). Executive’s EVP opportunity at target for each year during the Term shall be equal to 55% of his Base Salary at the end of such year, and the maximum opportunity shall be equal to 110% of the Base Salary.
5.3.    Long-Term Incentive. Executive shall be eligible to participate in the 2020 – 2022 Avangrid Long-Term Incentive Plan and any successor thereto (the “LTIP”).
5.4.    Benefits. Executive shall participate in the Company’s 401(k) Plan and welfare plans, including but not limited to the Company’s medical insurance program, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
5.5. Expenses. Upon presentation of reasonably adequate documentation to the Company, the Executive shall receive prompt reimbursement from the Company for all reasonable and customary business expenses incurred by the Executive in accordance with the Company’s policies in performing services hereunder.
5.6. Paid Time Off (“PTO”). The Executive shall be entitled to six (6) weeks of PTO and five (5) floating holidays in each calendar year, and shall also be entitled to all additional paid holidays afforded by the Company to its executives, all in accordance with applicable Company policies.
6.Compensation Related to Disability. During any period during the Term that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s Base

Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive returns to work or his employment is terminated by the Company; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company or under the Social Security disability insurance program, to the extent such amounts were not previously applied to reduce any such Base Salary payment.
7.Compensation Related to Termination.
7.1. Termination by the Company Without Cause or by Executive for Good Reason. If the Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) a lump sum payment payable within sixty days after the Date of Termination and Executive’s execution of a release as described in Section 7.4 and expiration of any applicable revocation period contained within any such release equal to the sum of the Base Salary and Executive’s EVP or other similar incentive award paid by the AVANGRID Group with respect to the prior calendar year; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company and in which Executive participated as of the Date of Termination.
7.2.    Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. Notwithstanding the foregoing, if Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason within one year following a Change in Control and any payment or benefit received or to be received by Executive (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the amounts payable under Section 7.1 shall be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Executive after taking into account the Excise Tax and any additional taxes the Executive would pay if such payments and benefits were not reduced. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by a certified public accountant (or other professional with recognized expertise regarding Code Sections 280G and 4999) selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. The reduction of payments, if applicable, shall be effected in the following order (unless the Executive, to the extent permitted by Section 409A of the Code, elects another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments, and (iv) acceleration of vesting of equity awards.
7.3. Termination by Reason of Executive’s Death or Disability, by Executive Without Good Reason, by the Company for Cause, or by Reason of Executive’s Retirement. If the Executive’s employment shall be terminated during the Term by reason of the Executive’s death or Disability, by Executive Without Good Reason, by the Company for Cause, or by reason of the Executive’s retirement, Executive shall be entitled to receive (a) the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company during such period and in which Executive participated as of the Date of Termination.
7.4. No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 7 and the expense reimbursements required by Section 5.5 hereof, the Company shall have no further obligations to Executive under this Agreement.
8.    Normal Post-Termination Payments Upon Termination of Employment.
    If the Executive’s employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay the Executive’s normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement) as may be applicable.
9.    Termination Procedures.
9.1. Notice of Termination. During the Term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

9.2. Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive’s duties during such thirty (30) day period), and (iii) if the

Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than thirty or more than sixty days from the date such Notice of Termination is given).

10.    Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.
10.1. Noncompetition; Nonsolicitation.
(a)Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during the period beginning on the Date of Termination and ending one year after the Date of Termination (the “Covered Time”), Executive shall not, except as permitted by the Company upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any Competing Business within the Restricted Area. However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competing Business, if the Executive renders those services only in lines of business of the Competing Business that are not directly competitive with the primary lines of business of Avangrid, Inc., its subsidiaries or affiliates, or are outside of the Restricted Area. Furthermore, the provisions of this Section 10.1(a) will not be deemed breached merely because Executive owns less than 2% of the outstanding common stock of a publicly-traded company.
(b)In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during the Covered Time, he shall not, except as permitted by the Company upon its previous written consent, solicit, on his own behalf or on behalf of another person or entity, any employee of Avangrid, Inc., or any employee of Avangrid, Inc.’s subsidiaries or affiliates, for hire or retention as an employee, consultant, or service provider.
10.2. Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates, including without limitation trade secrets (as that term is defined in Conn. Gen. Stat. § 35-51(d)) and/or competitively sensitive business or professional information. The Company, Avangrid, Inc., and Avangrid, Inc.’s subsidiaries and affiliates have a vital interest in maintaining confidential information and trade secrets, as well as rights to inventions, since doing so allows the Company, Avangrid, Inc., and Avangrid, Inc.’s subsidiaries and affiliates to compete fairly and enhances the value of Avangrid, Inc. to shareholders. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any Proprietary Information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law.
10.3.    Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose to any entity or person any information which is treated as confidential by the Company, Avangrid, Inc. or any of Avangrid, Inc.’s affiliates or subsidiaries and which is not generally known or available in the marketplace, and to which the Executive gains access by reason of his position as an employee of the Company. Executive shall not permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any Proprietary Information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.
10.4. Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries. The Executive will not disclose to any third party outside of Avangrid, Inc. or the Company, or otherwise publish, any invention without the Company’s prior written permission. This restriction will not apply to inventions in the public domain through disclosures authorized by the Company. Executive will not assert any rights under any inventions, discoveries, concepts, or ideas or improvements thereof, or know how related thereto, as having been made or acquired by him prior to his being employed by the Company, or since the date of his employment and not otherwise covered by the terms of this Agreement.
11.Indemnification. During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company or its affiliates, the Company shall indemnify the Executive (other than in connection with the Executive’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors.
12.    Successors; Binding Agreement.
12.1. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company. The Company may assign this Agreement, without Executive’s prior consent, to any person or entity that acquires all or a substantial part of the business and/or assets of the Company or any subsidiary thereof to which Executive regularly provides services, provided in each case that such entity expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
12.2. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
13.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Avangrid Management Company
180 Marsh Hill Road
Orange, CT 06477
Attention: Chief Human Resources Officer

To the Executive:
R. Scott Mahoney
______________
______________
14.    Miscellaneous.
14.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.
14.2. This Agreement, together with the EVP, LTIP, and any other agreement referenced herein (as modified by the Agreement) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein.
15.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
16.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.
17.    Settlement of Disputes; Arbitration. To the extent permitted by applicable law, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Maine in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
18.    Withholding; Section 409A of the Code. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid under this Agreement, including, without limitation, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance and regulations. It is intended that this Agreement will comply with Section 409A and all regulations and guidance issued thereunder to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding anything in this Agreement to the contrary, in the event Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), to the extent delayed payment of any amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such payments shall not be made prior to the date that is six months after the date of Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the definition of “separation from service” for purposes of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
19.    Notwithstanding any provision of this Agreement to the contrary, in the event the Company does not make any payment required to be made by it under this Agreement, the Company shall be liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees for all payment obligations of the Company under this Agreement.
20.    Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:
(A)“Affiliates” shall mean all direct and indirect parent companies and affiliates of the Company, including without limitation Iberdrola S.A. and Avangrid and their respective affiliates.
(B)“Avangrid” shall mean Avangrid, Inc.
(C)“AVANGRID Group” shall mean Avangrid and the Company, as well as any entity that directly, or indirectly through one or more intermediaries, controls, are controlled by, or are under common control with, Avangrid and/or the Company.
(D)“Base Salary” shall have the meaning stated in Section 5.1 hereof.

(E)“Board” shall mean the Board of Directors of Avangrid.
(F)“Cause” for termination by the Company of the Executive’s employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries and/or affiliates, monetarily or otherwise.
(G)“Change in Control” shall mean the closing of an event qualifying as a change in ownership of the Company, Avangrid, or Iberdrola S.A. or a change in ownership of assets of the Company, Avangrid, or Iberdrola S.A. that have a total gross fair market value equal to or more than eighty percent of the total gross fair market value of all of the assets of, as applicable, the Company, Avangrid, or Iberdrola S.A. immediately before such event, in each case within the meaning of Treasury Regulation Section 1.409A-3(i)(5); provided, however, that no such transfer of ownership or assets to a direct or indirect subsidiary or affiliate of Iberdrola S.A. shall constitute a Change in Control.
(H)“Company” shall mean Avangrid Management Company, LLC and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(I)“Competing Business” shall mean any business (including, without limitation, utilities, power producers, power marketers or traders), co-operative, or energy provider of any kind that directly or indirectly competes with the Company’s businesses or planned future businesses as defined within the approved strategic plan of the Company, or with the businesses or planned future businesses as defined within the approved strategic plan of the Company's affiliates as of the date of Executive's termination of employment with the Company.
(J)“Date of Termination” shall have the meaning stated in Section 8.2 hereof.
(K)“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for the maximum number of months applicable to the Executive under the Company’s Disability Policy for Salaried Employees (or any successor policy).
(L)“Executive” shall mean the individual named in the first paragraph of this Agreement.

(M)“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent), of any of the following acts by the Company, unless such act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) a material and ongoing diminution of Executive’s title, duties, responsibilities, or authorities; (ii) a material diminution of Executive’s annual base salary, unless such reduction is consistent with a general reduction of compensation rates of all executives or all employees of the Company; (iii) a requirement by the Company that Executive relocate his principal place of employment by more than fifty miles; or (iv) any other action or inaction by the Company that constitutes a material breach of this Agreement, including (1) a failure to include the Executive in the management compensation programs then in effect on substantially the same terms and conditions as that applicable to other officers or similarly situated executives of the AVANGRID Group, or (2) a failure to continue the Executive’s participation in the material benefit plans of the AVANGRID Group (other than any pension plan) on substantially the same basis as that applicable to other officers or similarly situated executives of the AVANGRID Group. For the avoidance of doubt, the appointment of a President and assignment to such person of duties appropriate for such position, or the appointment of other executives below the level of Chief Executive Officer, shall not constitute Good Reason.
(N)“Notice of Termination” shall have the meaning stated in Section 8.1 hereof.
(O)“Proprietary Information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) information concerning the transactions or relations of any vendor or distributor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be Proprietary Information. The term “Proprietary Information” shall not include information that is or becomes generally available to and known by the public or information that was known to Executive prior to the commencement of his employment with the Company or its affiliates or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its current or past affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).
(P)“Retirement” shall be deemed the reason for termination of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, generally applicable to its salaried employees, or in accordance with any retirement arrangement established with the Executive’s consent with respect to the Executive. For purposes of this Agreement, termination by the Company without Cause shall not constitute Retirement.
(Q)“Restricted Area” shall mean the states of Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.
(R)“Term” shall have the meaning stated in Section 3 hereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

AVANGRID MANAGEMENT COMPANY, LLC

By:     /s/ Peter T. Church
Name: Peter T. Church
Title: Chief Human Resources Officer
Date: July 13, 2021

EXECUTIVE

By:     /s/ R. Scott Mahoney
Name:     R. Scott Mahoney
Date:    July 13, 2021